Exhibit 2.1
Execution Version – Exercise Notice
Dated May 4, 2021
between
THE INITIAL SELLERS
and
NEOGENOMICS LABORATORIES, INC.
as Buyer
and
INIVATA LIMITED
as the Company

SHARE PURCHASE AGREEMENT RELATING TO THE SALE AND PURCHASE OF THE ENTIRE ISSUED SHARE CAPITAL OF INIVATA LIMITED

i

THIS AGREEMENT is made on May 4, 2021 between:
(1)THE INITIAL SELLERS whose names and addresses are set out in Part A of Schedule 2 (together, the “Initial Sellers”, each an “Initial Seller”);
(2)NEOGENOMICS LABORATORIES, INC., a Florida corporation and whose registered office is at 12701 Commonwealth Drive, Suite 9, Fort Myers, FL 33913 (the “Buyer”);
(3)INIVATA LIMITED, a private limited company incorporated in England and Wales with registered number 09144647 and whose registered office is at The Glenn Berge Building, Babraham, Cambridge, CB22 3FH (the “Company”),
together the “Parties” each a “Party”.
BACKGROUND
(A)The Company is a private company limited by shares. Details of the Company are set out in Schedule 1.
(B)The Option Deed Sellers, the Buyer and the Company are parties to an option deed dated 22 May 2020 (the “Option Deed”).
(C)Each Initial Seller has agreed to sell and the Buyer has agreed to buy their Shares on the terms and subject to the conditions of this Agreement.
(D)Certain individuals hold Executive Options in the Company, and in accordance with the terms and conditions of this Agreement and the Executive Option Documents, the Executive Options will become fully vested and exercisable immediately prior to Completion if a Notification (as defined in the Executive Option Documents) is made in accordance with the Executive Option Documents.
(E)In accordance with the Articles and the Shareholders Agreement:
1.the Initial Sellers constitute an “Investor Majority” as defined in the Articles;
2.this Agreement constitutes a “Transfer Agreement” as defined in Article 15.1.1 of the Articles, which the Initial Sellers have accepted by execution of this Agreement; and
3.as such, the Company is entitled to exercise the powers granted pursuant to clause 10 of the Shareholders Agreement in order to effect the transfer of Shares by any Drag Along Seller as a “Non-accepting Seller” as defined in the Articles (the “Drag Along Rights”).
(F)It is intended that the Buyer will buy the entire issued and to be issued share capital of the Company, to the extent not already held by the Buyer, pursuant to the terms set out in this Agreement and the Drag Along Rights (the “Transaction”).

IT IS AGREED as follows:
1.Definitions and Interpretations
1.1The provisions of Schedule 7 shall apply in respect of the meaning of defined terms and other words and expressions used in and the interpretation of this Agreement.
2.Sale of Shares
2.1Each Seller shall sell all of its Shares and the Buyer shall buy such Shares on the terms and subject to the conditions of this Agreement.
2.2Each Seller shall sell its Shares with full title guarantee free from any Encumbrance and any other third party rights and the Buyer shall purchase such Shares with effect from and including the Completion Date, to the intent that as from that date all rights and advantages accruing to the Shares, including any dividends or distributions declared or paid on the Shares after that date, shall belong to the Buyer.
2.3Each Seller waives or agrees to procure the waiver of any rights or restrictions conferred upon it or any other person which may exist in relation to its Shares under the articles of association of the Company or otherwise.
3.Consideration
3.1The aggregate consideration payable by the Buyer for the sale and purchase of the Sale Shares under this Agreement or otherwise as part of the Transaction (the “Consideration”) shall be an aggregate amount equal to:
3.1.1the Base Consideration; plus
3.1.2the Exchange Cash Amount Adjustment; less
3.1.3the Pre-Completion Cash Cost Adjustment; plus
3.1.4the Executive Option Exercise Amount Adjustment; less
3.1.5the Executive Employer Tax Amount; less
3.1.6the Completion External Indebtedness Adjustment; less
3.1.7the Completion Company Transaction Expenses; less
3.1.8an amount equal to the aggregate Executive Option Cancellation Amounts.
3.2The Consideration shall be apportioned between the Sellers in accordance with their respective Proportionate Share set out in the Allocation Schedule. The Buyer shall not be responsible for the arrangements between the Sellers and the Company in relation to the apportionment of the Consideration including as set out in the Allocation Schedule.

3.3Subject to Clauses 3.5, 3.6 and 3.7, at Completion, the Buyer shall pay the Cash Consideration due to each Seller to either a Nominated Account (if notified by an Institutional Seller to the Company) or to the Company’s Account.
3.4The Buyer shall not be obliged to procure the issuance of Rollover Securities unless the Rollover Condition has been satisfied or waived by the Buyer in its sole discretion by the Unconditional Date, and if the Rollover Condition has not been satisfied or waived by the Buyer all Rollover Sellers shall be treated as Non-Rollover Sellers.
3.5If a Seller or Exercising Executive Optionholder is an Accredited Investor, such Seller or Exercising Executive Optionholder may deliver an Alternative Consideration Election to the Buyer specifying a Rollover Amount in respect of which it wishes to receive Rollover Securities. If the Buyer has received a valid Alternative Consideration Election from a Rollover Seller by the Unconditional Date the Buyer shall, subject to Clause 3.4, at Completion, procure the issuance to such Rollover Seller(s) of the Rollover Securities. Any such Rollover Seller will be subject to the applicable terms of and have the applicable rights provided in the Alternative Consideration Election.
3.6The amount of any Cash Consideration payable to a Rollover Seller shall be reduced by the Rollover Securities Value of any Rollover Securities issued to such Rollover Seller.
3.7For the avoidance of doubt, any surplus Rollover Amount that is not used to satisfy the issue of a whole Neo Security shall be paid to the relevant Seller as Cash Consideration.
3.8Any amount that is paid in respect of a breach of the Seller Fundamental Warranties or any other provision of this Agreement providing indemnification, reimbursement or compensation for loss shall be treated or adjusting the Consideration.
3.9The amount payable by each Seller in respect of a breach of the Warranties or any provision of this Agreement providing indemnification, reimbursement or compensation for loss shall be calculated on an after tax basis.
3.10To the extent that any amounts that are relevant to this Clause 3 or otherwise in relation to the calculation of Consideration are in a currency other than US Dollars, such amounts shall be converted into US Dollars using the Agreed Exchange Rate.
4.Allocation Schedule
4.1On or after the Unconditional Date but by the date falling three (3) Business Days after the Unconditional Date, the Company shall deliver to the Buyer a draft schedule consistent with the Allocation Schedule Template (the “Allocation Schedule”) setting out the amounts of the Cash Consideration to be paid and (if applicable) the number of Rollover Securities to be issued to each Shareholder and/or each Executive Optionholder of the Company on Completion. The Allocation Schedule shall include details (without limitation) of the following:
4.1.1the Consideration and the amounts set out in Clause 3.1;

4.1.2the Proportionate Share of each Seller;
4.1.3the Completion Company Transaction Expenses, together with supporting evidence or invoices;
4.1.4whether the Rollover Condition has been satisfied;
4.1.5the Rollover Amount (if applicable) of each Proceeds Recipient;
4.1.6the Net Tax Consideration, the Executive Tax Amount and applicable Executive Employer Tax Amount of each Proceeds Recipient;
4.1.7the individual Executive Option Exercise Amount and Executive Option Cancellation Amount of each Executive Optionholder; and
4.1.8the Nominated Account for each Institutional Seller, to the extent provided by the applicable Institutional Seller.
4.2The Company shall consult with the Buyer in good faith in respect of any comments of the Buyer in relation to the draft Allocation Schedule delivered pursuant to Clause 4.1 in order to mutually agree the form of the Allocation Schedule within three (3) Business Days of delivery of the draft Allocation Schedule pursuant to Clause 4.1 (or such other period that the Company and the Buyer may reasonably agree), including but not limited to such updates as may be required if the Buyer wishes to waive the Rollover Condition. Following such consultation, the Company shall deliver to the Buyer the final Allocation Schedule agreed with the Buyer no less than four (4) Business Days prior to Completion (the “Final Allocation Schedule”). A Seller may request, on reasonable notice, to receive from the Company a summary of the information relevant to such Seller set out in the Final Allocation Schedule.
4.3If Completion is deferred beyond the intended Completion Date in accordance with the terms of this Agreement and the Allocation Schedule has been delivered to the Buyer prior to such deferral occurring, the Company shall deliver at least four (4) Business Days prior to the deferred Completion Date a revised Allocation Schedule, to the Buyer in accordance with this Clause (including but not limited to the obligation to consult on the draft Allocation Schedule and agree the final Allocation Schedule in Clause 4.2) and the Allocation Schedule previously submitted shall cease to apply for all purposes.
5.Condition
5.1Completion is conditional upon the satisfaction of the following Condition (or the waiver of the Condition by the Buyer, in accordance with the terms of this Agreement) (the “Unconditional Date”) by the Long Stop Date: all filings having been made and all or any applicable waiting periods under the United States Hart-Scott-Rodino Antitrust Improvements Act 1976 have been terminated or have otherwise expired.
5.2The Company shall inform the other Parties of the satisfaction of the Condition as soon as it becomes aware that it has been satisfied.

5.3At any time on or before 5pm on the Long Stop Date, the Buyer may in its absolute discretion and by notice in writing to the Company waive the Condition, on any terms that it shall decide.
5.4If at any time prior to the satisfaction or waiver of the Condition, in accordance with the terms of this Agreement, the Company, each Seller or the Buyer becomes aware of a fact or circumstance that might prevent the Condition from being satisfied, it shall inform the other party as soon as reasonably practicable.
5.5If the Condition has not been satisfied (or waived by the Buyer in accordance with Clause 5.3) by 5pm on the Long Stop Date or such other date as the Buyer and the Company may from time to time agree in writing, this Agreement shall terminate and cease to have effect from that date, and the obligations of the Parties shall terminate automatically, save that any accrued rights and liabilities of the Parties shall continue to subsist under this Clause 5.5 and Clauses 1 (Definitions and Interpretations), 10 (Confidentiality), 11 (Announcements), 12 (General), 13 (Notices) and 14 (Applicable Law and Jurisdictions).
6.Period before Completion
6.1The Company and each Seller undertakes to the Buyer that it will procure (in the case of a Seller, in so far as it is able in its capacity as a Shareholder) that between the date of this Agreement and Completion, the Company and the Subsidiaries will:
6.1.1operate the business of the Target Group in the ordinary and usual course, and in accordance in all material respects with applicable law;
6.1.2manage the financial affairs and the working capital of the Target Group in the ordinary and usual course of trading consistent with past practice during the preceding rolling twelve (12) month period, including but not limited to:
(a)not incurring any additional External Indebtedness; and
(b)paying creditors and collecting from debtors in the ordinary course as amounts fall due;
6.1.3not take (or fail to take) any action likely to have a Material Adverse Effect on the assets, reputation, goodwill or prospects of the Target Group, in each case, without the prior written consent of the Buyer;
6.1.4use reasonable endeavours to obtain confirmation prior to Completion, to the reasonable satisfaction of the Buyer, from the parties to the IP Framework Agreements that such parties (i) will not exercise any right (whether of termination or otherwise) arising as a result of the execution or performance of this Agreement and (ii) will extend the “Period” of each such agreement (as such term is defined in such respective agreement) to continue until at least May 31, 2022 or later in accordance with its terms; and

6.1.5not making any payments or other distributions to Shareholders or Executive Optionholders (other than ordinary course salary payments in accordance with existing employment contracts and past practice).
7.Completion
7.1Completion shall take place at the offices of the Buyer’s Solicitors on the Completion Date when each Seller, the Company and the Buyer shall each perform their respective obligations in accordance with and as set out in Part A, Part B and Part C respectively of Schedule 3 (Completion Requirements).
7.2The Buyer will not be obliged to complete this Agreement until each Seller and the Company complies in full with its respective obligations under Part A and Part B of Schedule 3 (Completion Requirements).
7.3The Buyer will not be obliged to complete the sale and purchase of any of the Sale Shares unless the sale and purchase of all of the Sale Shares is completed simultaneously, but completion of the purchase of some only of the Sale Shares will not affect the rights of the Buyer with respect to the purchase of the remainder.
7.4If Completion does not take place on the Completion Date because each Seller and/or the Company fails to comply with any of its obligations under this Clause 7 and Schedule 3 (Completion Requirements), the Buyer may by written notice to each Seller and the Company elect to:
7.4.1proceed to Completion to the extent reasonably practicable (including, at the option of the Buyer, completion of the purchase of some only of the Sale Shares), which will not affect the rights of the Buyer with respect to the purchase of the remainder); or
7.4.2defer Completion in relation to some or all of the Sale Shares to such date as the Buyer may specify, being a date not later than the Long Stop Date (and so that the provisions of Clause 7, apart from this Clause 7.4.2, shall apply to Completion deferred pursuant to this Clause); or
7.4.3terminate this Agreement (whether or not such failure by each Seller amounts to a repudiatory breach), without prejudice to any other remedies or accrued rights that it may have against the Seller, following which the provisions of this Agreement shall cease to have effect, other than Clauses 1 (Definitions and Interpretations), this Clause 7, 10 (Confidentiality), 11 (Announcements), 12 (General), 13 (Notices) and 14 (Applicable Law and Jurisdictions).
7.5Seller’s Power of Attorney
7.5.1With effect from Completion and until such time as the transfer of the Sale Shares has been registered in the register of members of the Company in the name of the Buyer, each Seller irrevocably appoints the Buyer as its attorney (“Attorney”) with full power to exercise all or any of the voting and other rights, powers and privileges attached to its Shares or otherwise capable of being exercised by the registered holder of such Shares as the Buyer shall in its absolute discretion see fit, including (but not limited to):
(a)receiving notice of, attending and voting at any general meeting of or class meeting of the Company, and all or any adjournments of such meetings;
(b)executing any consent to short notice proxy or written resolution capable of being executed by a shareholder of the Company;
(c)agreeing to sell, transfer or otherwise dispose of all or any of the Sale Shares on such terms (including the giving of warranties and indemnities) and subject to such conditions as the Attorney thinks fit;
(d)dealing with and giving directions as to any moneys, securities, benefits, documents, notices or other communications (in whatever form) arising by right of the Sale Shares or received in connection with the Sale Shares from the Company or any other person; and
(e)otherwise executing, delivering and doing all deeds, instruments and act in the Sellers’ name insofar as may be done in the Sellers’ capacity as registered holder of its Shares.
7.5.2The Buyer may delegate one or more of the powers conferred on the Buyer by this Clause 7.5 to an officer or officers appointed for that purpose by the board of directors of the Buyer, by resolution or otherwise.
7.5.3With effect from Completion and until such time as the transfer of the Sale Shares has been registered in the register of members of the Company in the name of the Buyer, each Seller undertakes:
(a)not to exercise any of the voting and other rights, powers and privileges attached to its Shares without the consent of the Attorney;
(b)to hold on trust for the Buyer all dividends and other distributions received by such Seller in respect of its Shares and promptly notify the Buyer of anything received by such Seller in that Seller’s capacity as registered holder of its Shares;
(c)to act promptly in accordance with the Buyer’s instructions in relation to any rights exercisable or anything received by such Seller in that Seller’s capacity as registered holder of its Shares; and
(d)to ratify everything the Attorney shall lawfully do or cause to be done by virtue of this Clause.
8.Warranties
The Seller Fundamental Warranties

8.1Each Seller severally warrants to the Buyer in respect of his or its own Sale Shares and his or its own position that each Seller Fundamental Warranty is true and accurate in all respects at the date of this Agreement.
8.2Each Seller will procure that each Seller Fundamental Warranty is true and accurate at Completion and, for this purpose, each Seller shall be deemed to repeat each Seller Fundamental Warranty at Completion with references to “the date of this Agreement” being substituted by references to the “Completion Date”.
General
8.3No Party shall have any liability in respect of a claim for breach of any of the warranties given in this Agreement unless such Party has received written notice of such claim (specifying, in so far as is known, the matter which gives rise to the claim) not later than the date that is 24 months after the Completion Date.
8.4Except as set forth in Section 8.3, the Seller Fundamental Warranties shall not be qualified in any way.
8.5Each of the Warranties:
8.5.1are separate and independent and, unless expressly provided to the contrary, are not limited or restricted by reference to or inference from the terms of any other provision of this Agreement or any other Warranty; and
8.5.2shall not in any respect be extinguished or affected by Completion.
8.6For the avoidance of doubt, no claim under the Warranties shall be limited in the case of any fraud on the part of each Seller or the Target Group or any of their respective agents, officers or employees.
8.7Each Seller undertakes to the Buyer that in the event of any claim being made against it arising out of or in relation to this Agreement, it will not (and will procure that each Seller’s Group Company will) bring any claim against any member of the Target Group (or any of their directors, officers, employees, agents or advisors) on which or on whom it may have relied before agreeing to the terms of this Agreement. To the extent that any such claim exists, each Seller irrevocably waives (and shall ensure that each Seller’s Group Company shall waive) the right to bring any such claim against or recover any sums from any member of the Target Group (or any of their directors, officers, employees, agents or advisors) in relation to such claim. Each member of the Target Group and any of their directors, officers, employees, agents or advisors may enforce the terms of this Clause 8.7 in accordance with the Contracts (Rights of Third Parties) Act 1999, provided that:
8.7.1any such third party shall obtain the written consent of the Buyer; and
8.7.2any such third party shall not be entitled to assign its rights under this Clause 8.7.
8.8Buyer Fundamental Warranties

8.8.1The Buyer warrants to the Company as at Completion that each Buyer Fundamental Warranty is true and accurate in all respects.
8.8.2Buyer will procure that each Buyer Fundamental Warranty is true and accurate at Completion and, for this purpose, Buyer shall be deemed to repeat each Buyer Fundamental Warranty at Completion with references to “the date of this Agreement” being substituted by references to the “Completion Date”.
9.Additional Sellers
9.1An Additional Seller and/or Exercising Executive Optionholder may enter into a Deed of Adherence and shall be designated in the Deed of Adherence in the relevant capacity.
9.2A person who has entered into a Deed of Adherence pursuant to this Agreement shall have the benefit, and be subject to the burden, of all the provisions of this Agreement, as if he or she were party to it in the capacity designated in the Deed of Adherence from the date of this Agreement.
9.3The form of the Deed of Adherence set out in Schedule 6 and the requirements of this Clause 9 may be varied in a manner approved in writing by the Buyer and a Seller Majority, provided that the variation does not materially affect the rights and obligations of the other Parties and the person executing it.
9.4All executed Deeds of Adherence shall be delivered to and held by the Company. As soon as reasonably practicable, and in any event within one (1) Business Day, following receipt of a Deed of Adherence, the Company will provide a copy of such Deed of Adherence to the Buyer and the Initial Sellers.
10.Confidentiality
10.1Each Party undertakes to each other Party and to each member of the Target Group following Completion that it will (and will procure each of its respective Representatives will) keep confidential the provisions and subject matter of, and the negotiations relating to this Agreement and the Transaction Documents.
10.2Clause 10.1 shall not apply to any disclosure of any information referred to in Clause 10.1 and:
10.2.1if and to the extent that such disclosure is required by law or regulation or by any stock exchange or any regulatory, governmental or antitrust body having applicable jurisdiction, whether or not the requirement has the force of law provided that, in such circumstances, the disclosing entity will, unless prohibited by law or by any securities exchange or regulatory or governmental body to which that entity is subject, first inform (i) in respect of the Buyer, the Company and (ii) respect of the Company or a Seller, the Buyer of its intention to disclose such information and take into account the reasonable comments of such Party;

10.2.2if and to the extent required for the purpose of any proceedings arising out of or in connection with this Agreement and/or the Transaction Documents;
10.2.3if and to the extent that the confidential information concerned has come into the public domain other than through the fault of such Party;
10.2.4if the disclosure is to a Party’s professional advisers, auditors, bankers, potential buyers, investors or potential investors, subject in each case to binding obligations of confidentiality no less restrictive than those set forth herein and the Company’s and the Sellers’ obligations pursuant to clause 7 of the Option Deed (Exclusivity & Exit Offer); and
10.2.5if and to the extent the Party to which the Confidential Information relates has given prior written consent.
10.3Each member of the Buyer's Group (and each member of the Target Group) may enforce the terms of this Clause 10 subject to and in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999.
10.4This Clause 10 shall survive for five years following the date of this Agreement, provided that with respect to any Confidential Information that is a trade secret, this Clause 10 shall survive for as long as such Confidential Information qualifies as a trade secret under applicable law.
11.Announcements
11.1Subject to Clause 11.2, no Party may make or issue a public announcement, communication or circular (an “Announcement”) concerning the sale of the Sale Shares or any ancillary matter (including, without limitation, the Consideration) unless it has first obtained the written consent of the Company, the Seller Majority and the Buyer, which may not be unreasonably withheld or delayed.
11.2Clause 11.1 does not apply to an Announcement:
11.2.1which is made or issued by any Party to its professional advisers; and
11.2.2which is required by law or regulation or by any stock exchange or any regulatory, governmental or antitrust body having applicable jurisdiction, whether or not the requirement has the force of law, in which event the Announcement shall only then be made by the disclosing party:
(a)after it has taken all such steps as may be reasonable in the circumstances to agree the contents of such Announcement with (i) in respect of the Buyer, the Company and (ii) respect of the Company or a Seller before making such Announcement and provided that any such Announcement shall be made only after notice to such other Party; and
(b)to the person or persons and in the manner required by law or by the relevant securities exchange or regulatory or governmental body or as otherwise agreed between the Buyer, the Company and the Seller Majority.
12.General
12.1Entire Agreement
This Agreement (together with any documents referred to in or required to be entered into pursuant to this Agreement, including without limitation the Option Deed) contains the entire and only agreement and understanding between the Parties and supersedes all prior agreements, understandings or arrangements (both oral and written) relating to the subject matter of this Agreement and any such document.
12.2Variations and Waivers
12.2.1No variation of this Agreement shall be effective unless made in writing signed by or on behalf of the Company, the Buyer and the Seller Majority and expressed to be such a variation; provided, however, that no variation shall be effective as to any Seller without the written consent of such Seller unless such variation applies to all Sellers in the same fashion. Any variance effected in accordance with this Clause 12.2.1 shall be binding on each Party and all of such Party’s successors and permitted assigns, whether or not any such Party, successor or assignee entered into or approved such variance.
12.2.2No failure or delay by a Party or time or indulgence given in exercising any remedy or right under or in relation to this Agreement shall operate as a waiver of the same nor shall any single or partial exercise of any remedy or right, power or privilege preclude any further exercise of the same or the exercise of any other remedy or right.
12.2.3No waiver by any party of any requirement of this Agreement, or of any remedy or right under this Agreement, shall have effect unless given in writing and signed by such party. No waiver of any particular breach of the provisions of this Agreement shall operate as a waiver of any repetition of such breach.
12.2.4No waiver, release or compromise or any other arrangement of any kind whatsoever which a Party gives or enters into with any other Party in connection with this Agreement shall affect any right or remedy of such Party as regards any other Parties or the liabilities of any other such Parties under or in relation to this Agreement.
12.3Invalidity
If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdiction:
12.3.1the validity, legality and enforceability under the law of that jurisdiction of any other provision; and

12.3.2the validity, legality and enforceability under the law of any other jurisdiction of that or any other provision, shall not be affected or impaired in any way.
12.4Assignment
12.4.1This Agreement is personal to the Parties and, accordingly, subject to Clause 12.4.2, neither party shall be entitled to assign, transfer or create any trust in respect of the benefit or burden of any provision of this Agreement, without the prior written consent of the other Party.
12.4.2All or any of the Buyer's rights under this Agreement (including, without limitation, in respect of the Warranties), the SPA or any of the documents which are referred to in this Agreement and to which the Company and/or the Sellers are a party may (notwithstanding any other provisions contained in this Agreement or such other documents) be assigned or transferred by the Buyer, or made the subject of a trust created in favour of any third party, to the following persons:
(a)to or in favour of any other member of the Buyer Group (or by any such member to or in favour of any other member of the Buyer Group); and/or
(b)to or in favour of any person by way of security for borrowings of the Buyer Group or by any liquidator, administrator or receiver of the Buyer or by any other person entitled to enforce such security.
12.5Effect of Completion
12.5.1Except to the extent that they have been performed and except where this Agreement provides otherwise, the obligations contained in this Agreement remain in full force and effect after Completion.
12.5.2The remedies of a Party in respect of any breach of the warranties given hereunder shall continue to subsist notwithstanding Completion.
12.6Counterparts
This Agreement may be executed in any number of counterparts, each of which when executed and delivered is an original and all of which together evidence the same agreement.
12.7Further Assurance
Each of the Parties agrees to perform (or procure the performance of) all such acts and/or to execute and deliver (or procure the execution and delivery of) all such documents, as may be required by law or as may be necessary or requested by the Buyer (acting reasonably) for the purpose of vesting in the Buyer the full legal and beneficial title to the Sale Shares and otherwise giving the Buyer the full benefit of this Agreement. Unless otherwise agreed, each Party shall be responsible for its own costs and expenses incurred in connection with the provisions of this Clause 12.
12.8Other Remedies
Any remedy or right conferred upon a Party for breach of this Agreement shall be in addition to and without prejudice to all other rights and remedies available to it.
12.9Stamp Duty
Buyer shall be responsible for, and shall pay, stamp duty in respect of the acquisition of the Sale Shares pursuant to this Agreement.
12.10Third Party Rights
12.10.1Any provision of this Agreement which confers a benefit upon any member of the Buyer Group (the “Third Parties”) is intended to be enforceable by the Third Parties under the Contracts (Rights of Third Parties) Act 1999. For the avoidance of doubt, such provisions shall include Clauses 8 (Warranties) and 10 (Confidentiality) of this Agreement.
12.10.2No other provisions of this Agreement which confer benefits upon any third party shall be enforceable pursuant to Contracts (Rights of Third Parties) Act 1999 by any such third party.
12.10.3Subject to Clause 12.2.1, the Parties may amend, vary or terminate this Agreement in such a way as may affect any rights or beliefs of any Third Party, which are directly enforceable against the parties under the Contracts (Rights of Third Parties) Act 1999, without the consent of such Third Party.
12.10.4Any Third Party entitled pursuant to the Contracts (Rights of Third Parties) Act 1999 to enforce any rights or benefits conferred on it by this Agreement may not veto any amendment, variation or termination of this Agreement, which is proposed by the Parties and which may affect the rights or benefits of the Third Party.
12.11After Tax Basis
Where this Agreement provides for an amount to be calculated on an after tax basis, the relevant amount shall be increased by such amount (if any) as is necessary to take account of:
12.11.1any liability to Tax that will arise for the Buyer (or a member of its group) in respect of the relevant amount; and
12.11.2any Relief which arises to the relevant Target Group Company as a result of the matter giving rise to the payment of the relevant amount.

13.Notices
13.1Any notice or other communication required to be given or made under or in connection with this Agreement (each a “Notice”) must be given in writing to the party due to receive such Notice and must be signed by or on behalf of the person giving it.
13.2A notice must be served in one of the following ways:
(a)by hand to the relevant address specified in Clause 13.5;
(b)by prepaid first-class post to the relevant address specified in Condition 13.5; or
(c)by prepaid international airmail to the relevant address specified in Condition 13.5; or
(d)by electronic mail to the address specified in Condition 13.5.
13.3Unless there is evidence that it was received earlier, a Notice is deemed given, as follows:
13.3.1by hand – upon delivery, if delivered during a Business Day or at the start of the next Business Day, if delivered at any other time; or
13.3.2by post – at the start of the second Business Day after the date of posting; or
13.3.3by airmail – at the start of the fourth Business Day after posting; or
13.3.4by e-mail – at the time of transmission by the sender, if such time is during a Business Day, or at the start of the next Business Day, if delivered at any other time, provided that the sender does not receive a message that the e-mail was unable to be sent.
13.4In Clause 13.3 “during a Business Day” means any time between 9.30am and 6pm on a Business Day based on the local time where the recipient of the Notice is located. References to “the start of a Business Day” and “the end of a Business Day” shall be construed accordingly.
13.5Address for Service
Notices shall be addressed as follows:
13.5.1To the Buyer at:
NeoGenomics Laboratories,
Fort Myers,
FL 33913
The United States of America
Email Address: Douglas.VanOort@neogenomics.com and

Denise.Pedulla@neogenomics.com
For the attention of: the Chief Executive Officer
with a copy (which shall not constitute notice) to:
Ropes & Gray LLP
Prudential Tower
800 Boylston Street
Boston,
MA 02199-3600
United States
Email Address: Michael.Lampert@ropesgray.com
For the attention of: Michael Lampert
Ropes & Gray International LLP
Ludgate Hill
London
EC4M 7AW
United Kingdom
Email Address: John.Newton@ropesgray.com; David.Dowling@ropesgray.com
For the attention of: John.Newton; David.Dowling
13.5.2To the Sellers’ at the addresses that are set out in Column (1) of Schedule 1 with a copy (which shall not constitute notice) to:
K&L Gates LLP
New York City
599 Lexington Avenue
New York, NY 10022
United States
Email Address: Margaret.Rosenfeld@klgates.com
For the attention of: Margaret N. Rosenfeld
13.5.3To the Company at:
The Glenn Berge Building
Babraham
Cambridge
England
CB22 3FH

Email Address: clive.morris@inivata.com
For the attention of: Clive Morris

13.6A Party may change its address for service provided it gives the other party not less than 21 days’ prior notice in accordance with this Clause 13.6. Until the end of such notice period, service on the addresses listed in Clause 13.5 shall remain effective.
14.Applicable Law and Jurisdictions
14.1This Agreement and the rights and obligations of the Parties including all non-contractual obligations arising under or in connection with it shall be governed by English law.
14.2The Parties submit to the exclusive jurisdiction of the Courts of England and Wales to settle any dispute (a “Dispute”) arising out of or in connection with this Agreement and/or any non-contractual obligation arising in connection with this Agreement.
14.3The Parties agree that the Courts of England and Wales are the most appropriate and convenient Courts to settle any Dispute, and, accordingly, that they will not argue to the contrary.

SCHEDULE 1
THE COMPANY AND THE SUBSIDIARIES
Part A: The Company

Incorporated:	England and Wales
Registered Number:	09144647
Registered Office:	The Glenn Berge Building, Babraham, Cambridge, CB22 3FH
Issued Share Capital:	2,452,090 Ordinary Shares of £0.00001 each in nominal value per share
Preference shares of £0.00001 each in nominal value per share, comprising:
4,000,000 shares are designated Preference Shares
•16,591,575 shares are designated Series A Shares •22,565,107 shares are designated Series B Shares •8,539,879 shares are designated Series C1 Shares •11,955,827 shares are designated Series C2 Shares
Directors:	Jeffrey Buchalter Clive Morris
Robert Tansley Peter Wrighton-Smith IP2IPO Services Limited Douglas M. VanOort
Secretary:	Timothy Shannon
Auditors:	PricewaterhouseCoopers LLP
Accounting Reference Date:	31 December
Charges:	No charges filed
Nature of Business:	72110 - Research and experimental development on biotechnology

Part B: The Subsidiaries

Name:	Inivata, Inc.
Incorporated:	Delaware
Registered Address:	2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808
Mailing Address:	7020 Kit Creek Road, Suite 140, Research Triangle Park, NC 27560
Issued Share Capital:	Comprising 1,000 shares of Common Stock, 0.001 par value held as follows:
Inivata Ltd. - 1,000 shares of Common Stock
Directors:	Timothy Shannon Jamie Platt Marie Michaud
Secretary:	Jamie Platt
Auditors:	PricewaterhouseCoopers LLP
Accounting Reference Date:	December 31
Charges/Liens:	No liens filed.
Nature of Business:	72110 - Research and experimental development on biotechnology

SCHEDULE 2
THE SELLERS
Part A: The Initial Sellers

(1) Name	(2) Postal Address	(3) Email Address	(4) Shares
[Personal information redacted]
Total	-	-	50,243,986 Total Shares, consisting of: 3,000,000 Preference Shares 14,748,066 Series A Shares 20,540,093 Series B Shares 11,955,827 Series C Shares

Part B: The Additional Shareholders

(1) Name	(2) Postal Address	(3) Email Address	(4) Shares
[Personal information redacted]
Total			7,320,613 Total Shares, consisting of: 2,452,090 Ordinary Shares 1,000,000 Preference Shares 1,843,509 Series A Shares 2,025,014 Series B Shares

SCHEDULE 3
COMPLETION OBLIGATIONS
Part A: Seller’s Obligations
1.Delivery Obligations
At Completion, each Seller shall deliver to the Buyer:
1.1duly and validly executed transfer(s) in favour of the Buyer or its nominee(s) in respect of its Shares; and
1.2the certificates for its Shares or an indemnity for lost share certificate in a form acceptable to the Buyer.

Part B: Company’s Obligations
On Completion, the Company shall, following compliance by the Sellers with the provisions set out in Part A:
1.deliver to the Buyer the certificate of incorporation and all certificates of incorporation on change of name, the common seal (if any), the statutory books and other record books of the Company written up to Completion;
2.repay all amounts outstanding pursuant to the Buyer LoC, in accordance with clause 7.2 therein, to the Buyer or to such other person(s) as is specified by the Buyer in writing prior to Completion;
3.deliver to the Buyer duly and validly executed transfer(s) in respect of the Sale Shares held by the Drag Along Sellers in favour of the Buyer (or as it may direct) in a form agreed between the Company and the Buyer, together with the relevant share certificates (to the extent in the Company’s possession) or an indemnity for lost share certificate in a form acceptable to the Buyer; and
4.following receipt of any amounts pursuant to paragraph 2 of Part C of this Schedule, promptly pay (or procure that a Target Group Company pays):
(a)to each relevant Institutional Seller which provides its Nominated Account after Completion, its allocation of Cash Consideration, on behalf of Buyer;
(b)to each relevant Individual Seller (via payroll or otherwise), its allocation of Cash Consideration less any applicable Executive Tax Amount and any applicable Executive Option Exercise Amount on behalf of the Buyer;
(c)to each Cancelling Executive Optionholder (via payroll or otherwise), its Executive Option Cancellation Amount less any applicable Executive Tax Amount; and
(d)to each applicable Tax Authority, the Executive Tax Amounts.

Part C: Buyer’s Obligations
On Completion, the Buyer shall, following compliance by (i) the Sellers with the provisions set out in Part A and (ii) the Company with the provisions set out in Part B:
1.deliver evidence in a form reasonably satisfactory to the Buyer of satisfaction of the Condition;
2.in accordance with Clause 3.3 arrange for the telegraphic transfers to:
(a)a Nominated Account, if notified by an Institutional Seller to the Company; and
(b)the Company’s Account,
which shall discharge the Buyer from its obligation to pay such amount of the Consideration to each Seller; and
3.procure that the Company pays each Cancelling Executive Optionholder its Executive Option Cancellation Amount less its Executive Tax Amount.

SCHEDULE 4
SELLER FUNDAMENTAL WARRANTIES
1.Capacity and Authority
1.1Such Seller has full power and authority (without requiring the consent of any other person) and has taken all necessary corporate (or other) actions, to enter into and exercise its rights and perform its obligations under this Agreement.
1.2This Agreement will, when executed, constitute lawful, valid and binding obligations of such Seller enforceable against such Seller in accordance with their respective terms.
1.3The execution and delivery of this Agreement by such Seller and the performance of and compliance with their terms and provisions by such Seller will not:
1.3.1conflict with or result in a breach of, or constitute a default under, any agreement or instrument to which such Seller is a party or by which it is bound; or
1.3.2conflict with or result in a breach of any law, regulation, order, writ, injunction or decree of any court or agency.
1.4Such Seller is not a party to any agreement or bound by any obligation, the terms of which will prevent the Buyer from enjoying the full benefit of this Agreement.
1.5Such Seller is not subject to:
1.5.1an order for the winding up, administration, bankruptcy of or for a provisional liquidator or equivalent officer in its relevant jurisdiction and no petition has been presented for the purpose of winding up or bankruptcy of such Seller (or notice of intention so to appoint filed in court);
1.5.2a receiver (which expression will include an administrative receiver or equivalent or analogous officer in its relevant jurisdiction) appointed in respect of all or any material part of such Seller’s assets; or
1.5.3a voluntary arrangement and no such arrangement has been proposed under section 1 of the Insolvency Act 1986 (or equivalent law in its relevant jurisdiction).
2.The Shares and Share Capital
2.1As at the date of this Agreement, such Seller is the sole legal and beneficial owner of the Shares set out opposite its name in Schedule 2 and such Shares are free from all liens, charges, equities, Encumbrances or interests of any nature whatsoever or any agreement, arrangement or obligation to create any of the same, in favour of any other person.
2.2On Completion, such Seller:

2.2.1is the sole legal and beneficial owner of the Shares set out opposite its name in Schedule 2 and such Shares are free from all liens, charges, equities, Encumbrances or interests of any nature whatsoever or any agreement, arrangement or obligation to create any of the same, in favour of any other person;
2.2.2in respect of an Exercising Executive Optionholder, such Seller is the sole legal and beneficial owner of the Shares set out opposite its name in the Final Allocation Schedule and such Shares are free from all liens, charges, equities, Encumbrances or interests of any nature whatsoever or any agreement, arrangement or obligation to create any of the same, in favour of any other person; and
2.2.3such Seller does not own or have any liens, charges, equities, Encumbrances or interests of any nature whatsoever or any agreement, arrangement or obligation to create any of the same in relation to any other Shares or Executive Options.
3.Accredited Investor
In relation to each Rollover Seller only:
3.1.1the Neo Securities to be acquired by such Rollover Seller pursuant to this Agreement or the Transaction Documents will be acquired for such Rollover Seller’s own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act, any applicable state securities laws or the terms of the Transaction Documents;
3.1.2such Rollover Seller is an “accredited investor,” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act or otherwise possesses such investment experience, financial resources (including substantial income and/or net worth), and, to the extent that the relevant Rollover Seller has received a copy of the Transaction Notice, information concerning the Buyer and/or the Neo Security Issuer (as applicable) and their respective affairs, so as not to require the protection of the registration requirements of the Securities Act and applicable state securities laws in connection with the purchase of Neo Securities;
3.1.3such Rollover Seller’s knowledge and experience in financial and business matters are such that such Rollover Seller is capable of evaluating, and, to the extent that the relevant Rollover Seller has received a copy of the Transaction Notice, such Rollover Seller has evaluated, the risks of making the capital contribution hereby contemplated and the risks of the investment by the Buyer, and/or the Neo Security Issuer (as applicable) in its assets and properties as contemplated hereby; and
3.1.4neither such Rollover Seller nor any of his, her or its Affiliates have been subject to any event specified in Rule 506(d)(1) of the Securities Act or any proceeding or event that could result in any such disqualifying event that would either require disclosure under the provisions of Rule 506(e) of the

Securities Act or result in disqualification under Rule 506(d)(1) of such Rollover Seller’s use of the Rule 506 exemption.

SCHEDULE 5
BUYER FUNDAMENTAL WARRANTIES
1.CAPACITY AND AUTHORITY
1.1The Buyer has full power and authority (without requiring the consent of any other person) and has taken all necessary corporate (or other) actions, to enter into and exercise its rights and perform its obligations under this Agreement.
1.2This Agreement will, when executed, constitute lawful, valid and binding obligations of the Buyer enforceable against the Buyer in accordance with their respective terms.
1.3The execution and delivery of this Agreement by the Buyer and the performance of and compliance with their terms and provisions by the Buyer will not:
1.3.1conflict with or result in a breach of, or constitute a default under, any agreement or instrument to which the Buyer is a party or by which it is bound; or
1.3.2conflict with or result in a breach of any law, regulation, order, writ, injunction or decree of any court or agency.
1.4The Buyer is not a party to any agreement or bound by any obligation, the terms of which will prevent the other Parties from enjoying the full benefit of this Agreement.
1.5The Buyer is not subject to:
1.5.1an order for the winding up, administration, bankruptcy of or for a provisional liquidator or equivalent officer in its relevant jurisdiction and no petition has been presented for the purpose of winding up or bankruptcy of the Buyer (or notice of intention so to appoint filed in court);
1.5.2a receiver (which expression will include an administrative receiver or equivalent or analogous officer in its relevant jurisdiction) appointed in respect of all or any material part of the Buyer’s assets; or
1.5.3a voluntary arrangement and no such arrangement has been proposed under section 1 of the Insolvency Act 1986 (or equivalent law in its relevant jurisdiction).
2.SECURITIES LAW COMPLIANCE
2.1The Option and the Shares to be acquired by the Buyer (the “Securities”) will be acquired for investment for the Buyer’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Buyer has no present intention of selling, granting any participation in, or otherwise distributing the same. The Buyer does not presently have any contract, undertaking, agreement or arrangement with any Person to allot, issue, sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Securities. The Buyer has not been formed for the specific purpose of acquiring the Securities.

2.2The Buyer has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Securities with the Company’s management and has had an opportunity to review the Company’s facilities.
2.3The Buyer understands that the Securities have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Buyer’s warranties as expressed herein. The Buyer understands that the Securities are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Buyer must hold the Securities indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Buyer acknowledges that the Company has no obligation to register or qualify the Securities, or the Ordinary Shares into which they may be converted, for resale except as set forth in the Shareholders Agreement. The Buyer further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Securities, and on requirements relating to the Company which are outside of the Buyer’s control, and which the Buyer is under no obligation and may not be able to satisfy.
2.4The Buyer understands that no public market now exists for the Securities, and that the Company has made no assurances that a public market will ever exist for the Securities.
2.5The Buyer is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.
2.6Neither the Buyer, nor any of its officers, directors, employees, agents, shareholders or partners has either directly or indirectly, including, through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Securities.

SCHEDULE 6
DEED OF ADHERENCE
THIS DEED is made on [●] 2021 by [●] of [●] (the “[Additional Seller / Executive Optionholder]”)
INTRODUCTION:
The [Additional Seller / Executive Optionholder] wishes to [exercise all of their Executive Options and] sell all of their Shares in the capital of Inivata Limited (the “Company”).
This Deed is made by the [Additional Seller / Executive Optionholder] in compliance with the terms of the share purchase agreement dated [●] 2021 made between (1) the Initial Sellers, (2) the Company and (3) the Buyer (as those expressions are defined in therein) (the “Agreement”).
Words and expressions defined in the Agreement shall have the same meaning when used in this Deed.
IT IS AGREED AS FOLLOWS:
1.The [Additional Seller / Executive Optionholder] confirms that he/she has been given and has read a copy of the Agreement.
2.The [Additional Seller / Executive Optionholder] undertakes to be bound by the Agreement in all respects, as if the [Additional Seller / Executive Optionholder] were an original party to the Agreement and named in it as an [Institutional Seller / Individual Seller] from the date of the Agreement. The [Additional Seller / Executive Optionholder] undertakes to observe and to perform all of the provisions and obligations of the Agreement applicable to or binding on an [Institutional Seller / Individual Seller] under that Agreement in so far as they remain to be observed or performed on or after the date of this Deed.
3.Power of Attorney
As security for the performance by the [Additional Seller / Executive Optionholder] of his or her obligations under this Deed and the Agreement, the [Additional Seller / Executive Optionholder] (the “Principal”) appoints the Company as the Principal’s true and lawful attorney (the “Attorney”) in the [Additional Seller / Executive Optionholder]’s name or otherwise and on its behalf:
(a)to prepare, negotiate, consider, settle, approve, complete, sign, execute, date, exchange, vary, amend, deliver and/or otherwise perfect any and all agreements, instruments, certificates and other documents (by deed, if appropriate) which the Attorney in his or her absolute discretion considers necessary or desirable in connection with the Sale and the Settlement (as applicable), including (but not limited to) to effect (i) the sale of the entire issued share capital of Inivata Limited (the “Company”) to a third party purchaser (the “Buyer”) (the “Sale”) and (ii) the settlement (whether in cash or securities) of certain options and/or pending grants of shares and/or options over shares in the Company held by, and/or promised to be awarded to, the Principal (the “Settlement”), including, without limitation, documents set out in the Agreement, subject to such amendments or variations as either Attorney may agree in his absolute discretion (the “Documents”);
(b)to otherwise act on the Principal’s behalf, in each case if and to the extent that the Principal fails to comply with any of his obligations under the Agreement (the “Purpose”) and, in each case, in such form as the Attorney in his or her entire discretion may deem necessary or desirable;
(c)to take any steps or do anything or execute or deliver any document, election, certificate or notice (by deed, if appropriate) in whatever manner required as the Attorney may, in his or her absolute discretion consider necessary or desirable in connection with the Purpose, the Sale and the Settlement or the execution or performance by the Principal of its obligations under the Documents;
(d)to appoint one or more persons to act as substitute attorney(s) for the Principal and to exercise one or more of the powers conferred on the Attorney by this Power of Attorney, in each case, a person with an equivalent position (as appointed from time to time) and revoke any such appointment without giving a reason;
(e)to exercise any voting or other rights in respect of any securities in the Company or any of its subsidiaries owned by the Principal at any meeting of such security holders or sign any written resolution or class resolution of such security holders in connection with or incidental to the Sale and the Settlement;
(f)to give in the Principal’s name and on the Principal’s behalf such undertakings, representations, warranties, confirmations, covenants, consents, and statements of responsibility as shall be necessary or advantageous to be given in connection with or incidental to the Sale and the Settlement; and
(g)the Principal undertakes to ratify and confirm whatever the Attorney does or purports to do in the exercise of any power conferred by this Power of Attorney; and
(h)this Power of Attorney is irrevocable in accordance with section 4 of the Powers of Attorneys Act 1971 save with the consent of the Attorney and is given by way of security to secure the performance of the obligations by the Principal pursuant to the Documents but shall expire six months after the termination of the Agreement following which date it will cease to have effect.
4.All acts of the Attorney pursuant to any of the powers conferred on them by this Deed shall be valid and binding on the Principal and his/her successors and assigns for all purposes.

5.Except as expressly varied by this Deed, the Agreement shall continue in full force and effect, and the Agreement shall be interpreted accordingly.
6.This Deed is executed as a deed by the parties and is delivered and takes effect on the date at the beginning of this Deed.
7.This Deed is made for the benefit of:
(a)the parties to the Agreement; and
(b)every other person who after the date of the Agreement (and whether before or after the execution of this Deed) assumes any rights or obligations under the Agreement or adheres to it.
8.The address and email address of the [Additional Seller / Executive Optionholder] for the purposes of Clause 13 (Notices) of the Agreement is as follows:
Address:    [●]
Email    :    [●]
(attention of:    [●])
9.The following provisions of the Agreement shall apply to this Deed as if those provisions had been set out expressly in this Deed, which shall take effect from the date set out above: clause 1 (Definitions and Interpretations), clause 10 (Confidentiality) to clause 14 (Applicable Law and Jurisdictions) (inclusive).

SCHEDULE 7
DEFINITIONS
1.In this Agreement, the following words and expressions have the following meanings:
“Accredited Investor” means an “accredited investor” as that term is defined in Regulation D under the Securities Act;
“Accredited Investor Fundamental Warranty” means the Fundamental Warranty set out in paragraph 3 of Schedule 4;
“Act” means the Companies Act 2006;
“Additional Sellers” means the Additional Shareholders and any Exercising Executive Optionholder, each an “Additional Seller”;
“Additional Shareholders” means the holders of Shares set out in Part B of Schedule 2;
“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or registered investment company now or hereafter existing that is controlled by one or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, such Person;
“Agreed Exchange Rate” means the applicable spot rate on the Business Day prior to the Unconditional Date;
“Allocation Schedule” means has the meaning given to the term in Clause 4.1;
“Allocation Schedule Template” means the pro forma Allocation Schedule in the agreed form between the Buyer and the Company, subject to such amendments as agreed by the Company and the Buyer both acting reasonably in good faith;
“Alternative Consideration Election” means an election to receive Rollover Securities by a Seller in the form reasonably specified by the Buyer;
“Announcement” has the meaning given to the term in Clause 11.1;
“Articles” means the articles of association adopted by the Company and any reference to an “Article” shall be a reference to that Article of the Articles;
“Attorney” has the meaning set out in Clause 7.5;
“Base Consideration” means US$ 390,000,000;
“Business Day” means any day other than a Saturday, Sunday or bank or public holiday in either London, the United Kingdom, or Florida, USA;

“Buyer Account” means a bank account in the name of the Buyer as the Buyer may notify to the Company;
“Buyer’s Group” means the Buyer and any other body corporate which is from time to time, a holding company of the Buyer, a subsidiary of the Buyer or a subsidiary of a holding company of the Buyer and references to “Buyer’s Group Company” and to “any member of the Buyer’s Group” shall be construed accordingly;
“Buyer LoC” means the line of credit between the Buyer as “Original Lender” and the Company as “Borrower” entered into on 22 May 2020;
“Buyer’s Solicitors” means Ropes & Gray International LLP, 60 Ludgate Hill, London EC4M 7AW;
“Buyer Fundamental Warranties” means the warranties and undertakings set out at Schedule 5 and each a “Buyer Fundamental Warranty”;
“Cancelling Executive Optionholder” means each Executive Optionholder which agrees to receive an Executive Option Cancellation Amount in settelement of some or all of its Executive Options;
“Cash” means all cash held by any Target Group Company and all balances of any Target Group Company with any bank or other financial institution;
“Cash Consideration” means:
(a)in respect of a Non-Rollover Seller, all of their Consideration; or
(b)in respect of a Rollover Seller, all of their Consideration reduced by their Rollover Securities Value in accordance with Clause 3.6;
“Companies Act” means the Companies Act 2006;
“Company's Account” means the bank account of the Company notified by the Company to the Buyer prior to the Unconditional Date;
“Company Transaction Incentive Payments” means any incentive payments, together with any liability to Tax or social security contributions for which a member of the Target Group is obliged to account, including but not limited to any transaction bonuses pursuant to the “Inivata Limited Carve-Out Plan” adopted by the Company’s board of directors on March 6, 2020, with effect from such date;
“Company Transaction Expenses” means:
(a)all costs, fees, expenses and liabilities of the Target Group together with any irrecoverable VAT incurred in connection with:
(i)the consummation of the transactions contemplated to effect Completion;
(ii)the Buyer’s prior investments in the Company,

including, but not limited to, the fees and expenses of the Company’s legal counsel and other advisers, any strategic advisor commissions and any Company Transaction Incentive Payments triggered by the Completion;
(b)all legal costs incurred by the Buyer in enforcing the acquisition of the Sale Shares;
“Completion” means completion of the sale and purchase of the Shares in accordance with this Agreement;
“Completion Date” means the date on which Completion occurs, being the date which is ten (10) Business Days after the Unconditional Date, or such other date as the parties may agree in writing but, in any event, no later than the Long Stop Date;
“Completion Company Transaction Expenses” means the amount of the Company’s good faith, best estimate of the Company Transaction Expenses as at the Completion Date (with evidence to the reasonable satisfaction of the Buyer of such amount) multiplied by the Seller Percentage, as set out in the Final Allocation Schedule;
“Completion External Indebtedness Adjustment” means the amount of the Company’s good faith, best estimate of the Target Group’s External Indebtedness as at the Completion Date (with evidence to the reasonable satisfaction of the Buyer of such amount) multiplied by the Seller Percentage, as set out in the Final Allocation Schedule;
“Condition” means the condition referred to in Clause 5.1;
“Confidential Information” means all information which is used in or otherwise relates to any Target Group Company’s business, customers or financial or other affairs, including information relating to:
(a)the marketing of goods or services, including customer names and lists and other details of customers, sales targets, sales statistics, market share statistics, prices, market research reports and surveys, and advertising or other promotional materials;
(b)Know-how (including trade secrets and all technical information in relation to products and processes); or
(c)future projects, business development or planning, commercial relationships and negotiations;
“Consideration” means the sum referred to in Clause 3.1;
“Data Room” means the electronic data room operated by iDeals Virtual Data Room, the contents of which are listed in the index annexed to the disclosure schedule between the Buyer and the Company and a copy of which, as at the time and date set out therein, will be delivered to the Buyer on a USB stick prior to Exchange;

“Deed of Adherence” means a deed of adherence to this Agreement at Schedule 6;
“Dispute” has the meaning set out in Clause 14.2;
“Drag Along Rights” has the meaning set out in Recital (E);
“Drag Along Sellers” means
(a)any Seller that is a Party to this Agreement that does not comply with the obligations in this Agreement; and
(b)to the extent such person has not executed a Deed of Adherence prior to the Unconditional Date, (i) any Additional Seller (ii) and/or any Executive Optionholder who receives Shares in respect of their Executive Options;
each a “Drag Along Seller”;
“Encumbrance” means a mortgage, pledge, charge (whether fixed or floating), lien, option, restriction, right of first refusal, right of pre-emption, third party right or interest, other encumbrance or security interest of any kind, or another type of preferential arrangement (including a title transfer or retention arrangement) having similar effect or any agreement, whether conditional or otherwise to create any of the foregoing;
“Exchange” means execution of this Agreement by all Parties;
“Exchange Cash Amount Adjustment” means the amount of the Target Group’s Cash at 7.00am UK Time on the date of this Agreement as notified to the Buyer by the Company (with evidence to the reasonable satisfaction of the Buyer of such amount) multiplied by the Seller Percentage;
“Executive Option Award Agreements” means the agreements between the Company and the applicable “Option Holder” or “Optionee” (as defined therein) in respect of the Option Holder’s or Optionee’s individual award pursuant to the Executive Option Plan or the Series B Documents, copies of which have been provided in the Data Room at folders 8.4 and 8.5;
“Executive Option Cancellation Amount” means the amount which a Cancelling Executive Optionholder agrees with the Company that it will receive in settlement of Executive Options;
“Executive Option Documents” means the Executive Option Plan, the Series B Documents and each Executive Option Award Agreement thereunder;
“Executive Option Exercise Amount” means the aggregate amount payable to the Company by an Exercising Executive Optionholder as at Completion in respect of the exercise of his or her Executive Options;
“Executive Option Exercise Amount Adjustment” means the aggregate Executive Option Exercise Amounts multiplied by the Seller Percentage, as set out in the Final Allocation Schedule;

“Executive Option Plan” means the executive option plan established by the Company and referred to as the “Rules of the Inivata Limited EMI Share Option Scheme” and the “U.S. Sub-Plan to the Inivata Limited EMI Share Option Scheme”, a copy of each has been provided in folder 3.4 of the Data Room;
“Executive Optionholders” means each holder of any Executive Options as set out in the Executive Option Ledger and each an “Executive Optionholder”;
“Executive Option Ledger” means the agreed form ledger of all outstanding Executive Options as set out in folder 3.1.5 of the Data Room;
“Executive Options” means the “Options” as defined in and granted pursuant to the Executive Option Documents;
“Executive Tax Amount” means the amount of income Tax, payroll tax (including Medicare tax) and employee social security contributions or their equivalent in the relevant jurisdiction (including, in the United Kingdom, employee, and, to the extent permissible under applicable law, employer’s National Insurance contributions and apprenticeship levy) for which a Target Group Company is required to account on behalf of a particular Proceeds Recipient as a result of or in connection with (i) the sale of Shares by such Proceeds Recipient pursuant to this Agreement (including any vesting of such Shares), (ii) the exercise of any Executive Option, and/or (iii) any Executive Option Cancellation Amount, as set out in the Final Allocation Schedule;
“Executive Employer Tax Amount” means any employer’s National Insurance contributions and apprenticeship levy (and any equivalent Tax or social security contribution payable by the employer in the relevant jurisdiction) in respect of the Executive Options and any Shares, to the extent that such amounts are not to be deducted from the amounts payable to the applicable Proceeds Recipient, as set out in the Final Allocation Schedule;
“Exercising Executive Optionholder” means any Executive Optionholder who exercises their Executive Option and acquires Shares prior to Completion;
“External Indebtedness” means any indebtedness owed by the Target Group Companies (excluding any amounts owed pursuant to the Buyer LoC) (together with accrued interest, fees and penalties thereon) to a third party (other than a Target Group Company) that is materially similar to the following: moneys borrowed and debit balances at banks or other financial institutions, any liability in respect of finance leases, hire purchase agreements or asset purchase agreements, any amount raised under any other transaction which has the commercial effect of a borrowing and any accrued but unpaid Tax or social security liability of the Target Group (other than such Tax or social security liability in connection with employee payroll in the ordinary course of business);
“Final Allocation Schedule” has the meaning set out in Clause 4.2;
“Income, Profits or Gains” means any income, profits or gains which are deemed to be earned, accrued or received for the purposes of any relevant Tax;

“IP Framework Agreements” means each of (a) that certain IP Framework Agreement, dated September 17, 2014, by and between Cancer Research Technology Limited (CRT) and the Company, and (b) that certain IP Framework Agreement, dated September 17, 2014, by and between Cambridge Enterprise Limited (CE) and the Company;
“Institutional Sellers” means any Proceeds Recipient that is not an Individual Seller, and “Institutional Seller” means any one of them;
“Individual Sellers” means (i) any Exercising Executive Optionholder and (ii) any Proceeds Recipient that is a natural person, and “Individual Seller” means any one of them;
“Long Stop Date” means the date six (6) months from the date of this Agreement (or such later date as the Buyer and the Company may agree in writing;
“Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, prospects or results of operations of any Target Group Company;
“Nasdaq” means the Nasdaq Global Select Market;
“Neo Securities” means the common stock, par value $0.001 per share, of the Neo Security Issuer to be issued to certain of the Sellers at Completion at the Neo Stock Price per share;
“Neo Security Issuer” means NeoGenomics, Inc., a Nevada corporation;
“Neo Stock Price” means 95% of the average of the VWAPs for each of the ten (10) Trading Days ending and including:
(a)if Exchange occurs following 8am in New York City on a Trading Day, the date of Exchange; or
(b)if Exchange occurs prior to 8am in New York City on a Trading Day (or occurs on a day that is not a Trading Day), the Trading Day prior to the date of Exchange, in either case as notified by the Buyer to the Company promptly following Exchange;
“Net Tax Consideration” means the Consideration payable to a Seller less, to the extent applicable, the Executive Tax Amount and the Executive Option Exercise Amount of such Seller;
“Notice” has the meaning set out in Clause 13.1;
“month” means a calendar month;
“Nominated Account” means such bank account that an Institutional Seller may designate to the Buyer, subject to the Buyer’s reasonable “know your customer” checks;

“Non-Rollover Seller” means either a Seller who does not deliver a valid Alternative Consideration Election or a Seller deemed to be a Non-Rollover Seller in accordance with Clause 3.4;
“Option Date” means the tenth (10th) Business Day following the date the Buyer submitted the Exercise Notice (as defined in the Option Deed) to the Company;
“Option Deed” has the meaning set out in Recital (B);
“Option Deed Seller” means the “Sellers” as defined in the Option Deed;
“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity or governmental, quasi-governmental, judicial, regulatory entity (or any department, agency or political subdivision of such an entity) in each case whether or not having a separate legal personality;
“Pre-Completion Cash Cost” means such per day US$ amount as notified by the Buyer to the Company prior to Exchange in writing multiplied by the number of days in the period from (and excluding) the Exchange Date up to (and including) the Completion Date, as set out in the Final Allocation Schedule
“Pre-Completion Cash Cost Adjustment” means the Pre-Completion Cash Cost multiplied by the Seller Percentage, as set out in the Final Allocation Schedule;
“Proceeds Recipient” means each Seller and each Cancelling Executive Optionholder;
“Proportionate Share” means a Seller’s allocation of the Consideration calculated in accordance with Article 7.3, as determined by the Board and set out in the Final Allocation Schedule pursuant to Claude 4.1.2;
“Relief” means any loss, right to a repayment of Tax, relief, allowance or credit in respect of any Tax and any deduction in computing Income, Profits or Gains for the purposes of any Tax;
“Rollover Amount” means in relation to each Rollover Seller the amount or percentage of its Net Tax Consideration that it has elected to receive in the form of Neo Securities as set out in its Alternative Consideration Election, provided that the amount specified by a Rollover Seller is equal to or exceeds US$ 100,000 (otherwise such Rollover Seller’s Rollover Amount shall be deemed to be US$0);
“Rollover Condition” means the Company receiving Alternative Consideration Elections from Rollover Sellers prior to the Unconditional Date with an aggregate Rollover Amount equal to or more than the value of 20% of the Consideration;
“Rollover Securities” means the maximum number of whole Neo Securities that is equal to or less than the relevant Rollover Amount divided by the Neo Stock Price;
“Rollover Securities Value” means the USD value of the number of Rollover Securities that is issued to a Seller multiplied by the Neo Stock Price;

“Rollover Seller” means any Proceeds Recipient who delivers an Alternative Consideration Election and confirms its status as an Accredited Investor therein;
“Sale Shares” means all of the Shares in the fully diluted share capital of the Company as at Completion not legally and beneficially owned by the Buyer;
“Securities” has the meaning set out in paragraph 2.1 of Schedule 5;
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;
“Sellers” means Initial Sellers, the Additional Sellers and the Drag Along Sellers and each “Seller” shall be construed accordingly;
“Seller’s Group” means in respect of a Seller, such Seller and any other body corporate which is on, or at any time after, the date of this Agreement a holding company of each Seller, a subsidiary of each Seller or a subsidiary of a holding company of each Seller and any reference to “Seller’s Group Company” and “any member of the Seller’s Group” shall be construed accordingly;
“Seller Percentage” means 88.95%;
“Seller Majority” means such Sellers holding more than 50% of the Sale Shares on the Option Date;
“Sellers’ Representatives” means one of the Sellers appointed by the Seller Majority to act as their authorised representative in accordance with clause 3.1 of the Option Deed;
“Seller Fundamental Warranties” means the warranties and undertakings set out at Schedule 4 and each a “Seller Fundamental Warranty”;
“Series B Documents” means the Option Grant Notices, granted by the Company to Jeffrey H. Buchalter on August 9, 2018, January 25, 2019 and April 15, 2019, with respect to options to purchase up to 388,381, 39,810 and 90,600 Series B shares of the Company;
“Shareholders Agreement” means the Amended and Restated Shareholders’ Agreement among the Company and the Investors and certain other shareholders of the Company as amended and restated on 22 May 2020;
“Shares” means a share of the Company, as defined in the Articles;
“Subsidiary” means the subsidiary of the Company, details of which are set out in Part B of Schedule 1;
“Target Group” means the Company and each of the Subsidiaries and references to “Target Group Company”, “Target Group Companies” and “member of the Target Group” shall be construed accordingly;
“Taxation” or “Tax” means:

(a)all taxes, levies, duties and imposts and any charges, deductions or withholdings in the nature of tax including taxes on gross or net Income, Profits or Gains and taxes on receipts, sales, use, occupation, development, franchise, employment, social security, national insurance, value added and personal property, regardless of whether any such taxes, levies, duties, imposts, charges, deductions, withholdings, penalties and interest are chargeable directly or primarily against, or attributable directly or primarily to, a Group Company or any other person; and
(b)any payment which a Group Company is liable to make to a Tax Authority as a result of having claimed a credit or repayment in relation to any Tax falling within paragraph (a) which was in excess of the amount properly claimable or in order to appeal or contest any notice, letter or other document or action taken by or on behalf of any Tax Authority from which it appears that a liability to Tax may be imposed on a Group Company and any other payment on account of Tax falling within paragraph (a), together with all penalties, charges and interest relating to any of them, whether or not any such Tax is due and payable;
“Tax Authority” means any taxing, revenue or other authority (whether within or outside the United Kingdom) competent to impose any liability to, or assess or collect, any Tax falling with paragraph (a) of the definition of Tax;
“Third Parties” has the meaning set out in Clause 12.10;
“Trading Day” means a day on which the stock exchange on which the Neo Securities are quoted is open for trading, or, if the Neo Securities are not so quoted, a Business Day;
“Transaction” has the meaning set out in Recital (F);
“Transaction Documents” means this Agreement, any Alternative Consideration Election, the Transaction Notice and all documents entered into pursuant to this Agreement and “Transaction Document” means any one of them;
“Transaction Notice” means the notice to be delivered by the Company to the Proceeds Recipients, as agreed by the Company and the Buyer both acting reasonably in good faith;
“Unconditional Date” has the meaning given to it in Clause 5.1;
“VWAP” means, for any Trading Day, the volume weighted average price of a Neo Security on Nasdaq as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source as may be reasonably determined to be appropriate by the Neo Security Issuer (acting reasonably); and
“Warranties” means together, the Seller Fundamental Warranties, the Company Warranties and the Buyer Fundamental Warranties and each a “Warranty”.

2.In this Agreement (unless the context requires otherwise):
2.1words and expressions which are defined in the Companies Act shall have the same meanings as are given to them in the Companies Act;
2.2the words “company”, “subsidiary”, “subsidiary undertaking”, “parent undertaking” and “holding company” have the meanings given to them in the Companies Act, except that where a holding company creates security over the shares of a subsidiary (including, without limitation, the Subsidiaries) that subsidiary shall not cease to be such solely as a result of the creation of the security;
2.3a document is a reference to that document as amended, novated, supplemented, extended or restated from time to time (other than in breach of the provisions of this Agreement);
2.4a “person” includes an individual, body corporate, trust, partnership, joint venture, unincorporated association or governmental, quasi-governmental, judicial, regulatory entity (or any department, agency or political subdivision of such an entity) in each case whether or not having a separate legal personality and any reference to a “company” includes any company, corporation or other body corporate, wherever and however incorporated or established;
2.5any statute or statutory provision shall be deemed to include any instrument, order, regulation or direction made or issued under it and shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified, consolidated re-enacted or replaced, except to the extent that any amendment or modification made after the date of this Agreement would increase any liability or impose any additional obligation under this Agreement;
2.6a clause, paragraph or schedule are, unless indicated to the contrary, to a clause, paragraph or schedule of this Agreement, and references to this Agreement include the schedules;
2.7the singular includes a reference to the plural and vice versa;
2.8any gender includes a reference to the other genders;
2.9any time or date shall be construed as a reference to the time or date prevailing in Florida, USA;
2.10any phrase introduced on the terms “including”, “includes” or “in particular” shall be construed as illustrative and shall not limit the sense of the words preceding those terms;
2.11any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than that of England, be deemed to include what most nearly approximates in that jurisdiction to the English legal term; and

2.12any references to Income, Profits or Gains as being earned, accrued or received on or before a particular date or in respect of a particular period shall mean Income, Profits or Gains which are regarded as having been, or are deemed to have been, earned, accrued or received on or before that date or in respect of that period for the purposes of any relevant Tax.

IN WITNESS of which this document has been executed and delivered as a deed on the date which first appears on page 1 above.

EXECUTED and DELIVERED as a DEED by INIVATA LIMITED acting by two authorized signatories:
/s/ Clive Morris......................................
Director

/s/ Tim Shannon....................................
Company Secretary

EXECUTED and DELIVERED as a DEED by NEOGENOMICS LABORATORIES, INC. acting by two authorized signatories:
/s/ Kathryn McKenzie....................
Director

/s/ Mark Mallon.............................
Director

EXECUTED and DELIVERED by way of DEED by TOUCHSTONE INNOVATIONS BUSINESSES LLP acting by its duly authorised members:

Name of designated member: IP2IPO Innovations Limited	/s/ David Baynes...............................
Director

Name of designated member: Touchstone Innovations Limited	/s/ Greg Smith...................................
Director

EXECUTED and DELIVERED
as a DEED
by CAMBRIDGE INNOVATION CAPITAL (JERSEY) LIMITED, a company incorporated in Jersey acting by Grant Collins who, in accordance with the laws of that territory, is acting under the authority of the company in the presence of:

Name of witness: Emma Oakes

Address of witness: 11-15 Seaton Place,
St. Helier, Jersey, JE4 0QH

/s/ Grant Collins.........................
Director

/s/ Emma Oakes.............................
Witness signature

EXECUTED as a DEED
for and on behalf of SCHRODER ADVEQ MANAGEMENT AG in its capacity as discretionary investment manager and agent only for and on behalf of SCHRODER UK PUBLIC PRIVATE TRUST PLC, acting by authorised signatories:

/s/ Stephanie Aldag...................
Authorised signatory

/s/ Aimi Thi.......................
Authorised signatory

EXECUTED and DELIVERED as a DEED by Rosetta Capital V GP Limited acting as general partner of ROSETTA CAPITAL VI, LP, acting by its two authorised signatories:

/s/ Jonathan Hepple.................
Authorised signatory

/s/ Michael Forer...................
Authorised signatory

EXECUTED and DELIVERED by way of DEED by IP2IPO PORTFOLIO LP acting by its general partner IP2IPO PORTFOLIO (GP) LIMITED acting by a director

Name of director: David Baynes	/s/ David Baynes................
Director

Name of director: Greg Smith	/s/ Greg Smith.....................
Director

EXECUTED and DELIVERED by way of DEED by RT CAPITAL FUND I LP acting by its general partner RT CAPITAL MANAGEMENT acting by a director

Name of director: David Boyd in the presence of:	/s/ David Boyd............. Director

Name of witness: Jeff Kelly	/s/ Jeff Kelly................
Witness signature
Address of witness: 5th Floor, Harbour Place, 103 South Church Street, Grand Cayman, Cayman Islands.

EXECUTED and DELIVERED by way of DEED by RT CAPITAL FUND II LP acting by its general partner RT CAPITAL MANAGEMENT II acting by a director

Name of director: David Boyd in the presence of:	/s/ David Boyd............ Director

Name of witness: Jeff Kelly	/s/ Jeff Kelly.................
Witness signature
Address of witness: 5th Floor, Harbour Place, 103 South Church Street, Grand Cayman, Cayman Islands.

EXECUTED and DELIVERED by way of DEED by JANUS HENDERSON BIOTECH INNOVATION MASTER FUND LIMITED acting by its investment advisor JANUS CAPITAL MANAGEMENT LLC acting by an Authorized Signatory

Name of Authorized Signatory: Andrew Acker	/s/ Andrew Acker............. Authorized Signatory

EXECUTED and DELIVERED
by way of DEED
by JANUS HENDERSON CAPITAL FUNDS PLC ON BEHALF OF ITS SERIES JANUS HENDERSON GLOBAL LIFE SCIENCES FUND
acting by its investment advisor
JANUS CAPITAL MANAGEMENT LLC
acting by an Authorized Signatory

Name of Authorized Signatory: Andrew Acker	/s/ Andrew Acker.................... Authorized Signatory

EXECUTED and DELIVERED by way of DEED by JANUS HENDERSON GLOBAL LIFE SCIENCES FUND acting by its investment advisor JANUS CAPITAL MANAGEMENT LLC acting by an Authorized Signatory

Name of Authorized Signatory: Andrew Acker	/s/ Andrew Acker............ Authorized Signatory

EXECUTED and DELIVERED by way of DEED by JANUS HENDERSON HORIZON FUND - BIOTECHNOLOGY FUND acting by its investment advisor JANUS CAPITAL MANAGEMENT LLC acting by an Authorized Signatory

Name of Authorized Signatory: Andrew Acker	/s/ Andrew Acker........ Authorized Signatory

EXECUTED and DELIVERED by way of DEED by SOLEUS PRIVATE EQUITY FUND I, L.P. acting by its General Partner SOLEUS PRIVATE EQUITY GP I, LLC acting by its Chief Operating Officer

Name of Chief Operating Officer: Steven J. Musumeci in the presence of:	/s/ Steven J. Musumeci....... Chief Operating Officer

Name of witness: Anna Lowden	/s/ Anna Lowden................
Witness signature
Address of witness: 17 Eton Place, Eastchester, NY, 10209

EXECUTED and DELIVERED by way of DEED by SOLEUS PRIVATE EQUITY FUND II, L.P. acting by its General Partner SOLEUS PRIVATE EQUITY GP II, LLC acting by its Chief Operating Officer

Name of Chief Operating Officer: Steven J. Musumeci in the presence of:	/s/ Steven Musumeci....... Chief Operating Officer

Name of witness: Anna Lowden	/s/ Anna Lowden...............
Witness signature
Address of witness: 17 Eton Place, Eastchester, NY, 10209

EXECUTED and DELIVERED by way of DEED by ZONE II HEALTHCARE HOLDINGS, LLC acting by its Authorized Signatory

Name of Authorized Signatory: Michael Fisch	/s/ Michael Fisch................ Authorized Signatory

EXECUTED and DELIVERED by way of DEED by RTW VENTURE FUND LIMITED acting by its Investment Manager RTW INVESTMENTS, LP. acting by an Authorized Signatory

Name of Authorized Signatory: Roderick Wong, M.D. in the presence of:	/s/ Roderick Wong.............. Authorized Signatory

Name of witness: Amanda Sceiczina	/s/ Amanda Sceiczina..........
Witness signature
Address of witness: 40, 10th Avenue, New York, NY, 10014.

EXECUTED and DELIVERED by way of DEED by RTW INNOVATION MASTER FUND, LTD. acting by an Authorized Signatory

Name of Authorized Signatory: Roderick Wong, M.D. in the presence of:	/s/ Roderick Wong.............. Authorized Signatory

Name of witness: Amanda Sceiczina	/s/ Amanda Sceiczina..........
Witness signature
Address of witness: 40, 10th Avenue, New York, NY, 10014

EXECUTED and DELIVERED by way of DEED by RTW MASTER FUND, LTD. acting by an Authorized Signatory

Name of Authorized Signatory: Roderick Wong, M.D. in the presence of:	/s/ Roderick Wong.............. Authorized Signatory

Name of witness: Amanda Sceiczina	/s/ Amanda Sceiczina...........
Witness signature
Address of witness: 40, 10th Avenue, New York, NY, 10014